Exhibit 10.3

INVESTORS REAL ESTATE TRUST

Trustee Stock Award Agreement

THIS TRUSTEE STOCK AWARD AGREEMENT (this “Agreement”), dated as of June 22, 2016, governs the Stock Award granted by INVESTORS REAL ESTATE TRUST, a North Dakota real estate investment trust (the “Company”) to __________ (the “Participant”), in accordance with and subject to the provisions of the Company’s 2015 Incentive Plan (the “Plan”).  A copy of the Plan has been made available to the Participant.  All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Stock Award.

(a) In accordance with the Plan, and effective as of June 22, 2016 (the “Date of Grant”), the Company granted to the Participant, subject to the terms of the Plan and this Agreement, a Stock Award of ______ shares of Common Stock (the “Shares”).

2. Vesting of the Shares.

(a) The Participant’s interest in the Shares shall fully vest and become nonforfeitable on the first anniversary of the Vesting Commencement Date (“Vesting Date”) if the Participant is serving as a member of the Board on the Vesting Date. Except as provided in paragraphs 2(b) or (c), if the Participant ceases to serve as a member of the Board prior to the Vesting Date, the Shares shall be forfeited.

(b) If the Participant ceases to serve as a member of the Board prior to the Vesting Date due to the Participant’s Disability or death, the Participant or the Participant’s estate, as applicable, will have a fully vested and nonforfeitable interest in the Shares as of the termination date.

(c) If the Participant continues to serve as a member of the Board until a Control Change Date that occurs before the Vesting Date,  the Participant will have a fully vested and nonforfeitable interest in the Shares as of the Control Change Date.

3. Transferability.  Shares that are not vested may not be transferred; provided, however, that the Participant may transfer the Participant’s rights under this Agreement by will or the laws of descent and distribution.  Subject to the requirements of applicable securities laws, Shares that have become vested in accordance with paragraph 2 may be transferred.

4. Shareholder Rights.  On and after the Date of Grant and prior to the date that Shares are forfeited, the Participant shall have the right to vote the Shares.  From the Date of Grant and prior to the date that the Shares become vested and nonforfeitable in accordance with paragraph 2, any dividends or distributions on the Shares shall be accumulated, without interest, and paid in cash when and only to the extent that, the Shares become vested and nonforfeitable.  Notwithstanding the preceding sentences, the Company shall retain custody of any certificates evidencing the Shares until the date the Shares become vested and nonforfeitable in accordance with paragraph 2 and the Participant hereby appoints the Company’s President and the Company’s Secretary as the Participant’s attorneys-in-fact, with full power of substitution, with the power to transfer to the Company and cancel any Shares that are forfeited in accordance with this Agreement.

5. No Section 83(b) Election.  In consideration for the grant of the Stock Award evidenced by this Agreement, the Participant hereby agrees and covenants that the Participant will not make an election under Section 83(b) of the Code with respect to the grant of the Stock Award or the issuance of the Shares.

6. Definitions. For purposes of this Agreement, the following shall have the following meanings:

(a) “Disability” means the Participant has been determined, by a physician selected by the Company and reasonably acceptable to the Participant, to be unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) “Vesting Commencement Date” means May 1, 2016.

7. No Right to Continued Service on the Board.  This Agreement and the grant of the Stock Award do not give the Participant any rights with respect to continued service on the Board, and shall not interfere with the rights of the Board or shareholders of the Company to remove the Participant from the Board.

8. Change in Capital Structure.  In accordance with the terms of the Plan, the terms of this Agreement and the number and kind of Shares shall be adjusted as the Board determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

9. Governing Law; Venue.  The laws of the State of North Dakota shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Minot, North Dakota.  Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

10. Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

11. Participant Bound by Plan.  The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions of the Plan.

12. Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Trustee Stock Award Agreement as of the date first set forth above.

INVESTORS REAL ESTATE TRUST[NAME OF PARTICIPANT]

By:__________________________________________________

Name:_______________________

Title:  _______________________